Exhibit 5.1


September 9, 2005



Pope Resources
19245 Tenth Avenue N.E.
Poulsbo, Washington 98370

Re:  Pope Resources 2005 Unit Incentive Plan

Dear Ladies and Gentlemen:

We have acted as counsel to Pope Resources, a Delaware Limited Partnership (the "Partnership"), in connection with its registration statement on Form S-8 of its Pope Resources 2005 Unit Incentive Plan (the "Plan") and corresponding limited partnership units (the "Registration Statement"). Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement and the exhibits thereto.

We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

Based upon the foregoing, we are of the opinion that:

1. The Partnership is duly formed and validly existing under the laws of the State of Delaware.

2. The Plan, the Units and the options respecting such Units have been duly authorized and, when issued pursuant to the Plan by the proper officers of the Partnership's Managing General Partner, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the States of Delaware and Washington and the federal laws of the United States of the type typically applicable to transactions contemplated by the Registration Statement. We express no opinion with respect to the laws of any other country, state or jurisdiction.


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This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement as counsel who are passing upon the validity of the options to be issued pursuant to the Registration Statement and to the reference to our name under the caption "Legal Matters" in such Registration Statement. Subject to the foregoing, this opinion letter may be relied upon by you only in connection with the offering and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.

Very truly yours,

/s/ Davis Wright Tremaine LLP


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